Exhibit 10.64

Hanoi, _________ __, 2010

DOT VN, INC.

AND

VIETNAM TELECOMMUNICATIONS AND INTERNET, JSC

BUSINESS CO-OPERATION AGREEMENT

PART I

LEGAL BASIS AND PARTIES

BASED ON:

(i)	The Law on Investment No.59/2005/QH11 approved by The National Assembly of Socialist Republic of Vietnam on 29 November 2005;

(ii)	The Law on Information and Technology No.67/2006/QH11 approved by The National Assembly of Socialist Republic of Vietnam on 29 June 2006;

(iii)	Pursuant to the Tax Administration Law No. 78/2006/QH11 November 29, 2006 and guiding documents;

(iv)	Pursuant to Corporate Income Tax Law 14/2008/QH12 June 3, 2008 and other guiding documents;

(v)	Pursuant to Decree 160/2006/ND-CP of December 28, 2006 of the Government detailing the implementation of some articles of the Ordinance on Foreign Exchange;

(vi)	Decree No.108/2006/ND-CP of the Government dated 22 October 2006 on providing guidelines for implementation of a number of article of Law on Investment;

(vii)
Circular No. 186/2010/TT-BTC by the Ministry of Finance issued November 18, 2010 guiding the transfer of profits abroad by foreign institutions, foreign individuals can profit from the beginning direct investment in Vietnam under the investment provisions of the Law

(viii)	The result of the negotiation between Parties on cooperating to execute the INFO.VN project (the “Business”).

The Parties to this Business Cooperation Agreement shall comprise:

(A)	Party A:
1.	Name: DOT VN, INC. a Delaware corporation, duly established on May 27, 1998 and validly existing under the laws of the State of Delaware.

2.	Registered address:	9449 Balboa Avenue, Suite 114, San Diego, CA 92130
Telephone:	8583.571.2007	Fax: 858.571.8497

3.	Business Registration Certificate No.: 2899848
Date: 05/27/1998
Issued by: Delaware

4.	Authorized Representative: Lee Johnson
Position:  President
Nationality: USA
Permanent Address: 9449 Balboa Avenue, Suite 114, San Diego, CA 92130

And

(B)	Party B:

1.
Name:    VIETNAM TELECOMMUNICATIONS AND INTERNET, JSC, a private joint stock company duly established under Business License No. 0103016243 dated March 19, 2007 issued by the Hanoi Department of Planning and Investment and validly existing under the laws of Vietnam.

2.	Register address: 134 Kim Ma Street, Ba Dinh District, Hanoi Vietnam.
Telephone: +84.4.734.3328                                                                        Fax: +84.4.734.3329

3.	Business Registration Certificate No.: 0103016243
Dated: 3/19/2007
Issued by: City of Hanoi

4.	Authorized Representative:	Ngoc Anh Ung
Position: General Director
Nationality:                              Vietnamese
Permanent Address: 134 Kim Ma Street, Ba Dinh District, Hanoi Vietnam.

WHEREAS:

(A)	Party A and Party B wish to own, develop, design and operate a web platform for news, entertainment, an online business directory, social media and electronic advertising (the “Project”);

(B)	Party A and Party B wish to enter into this Agreement for the purpose of recording and regulating their relationship and collaboration on the Project.

It is agreed   as follows:

PART II

PRINCIPAL CONTENTS

Article 1:	Definitions and Interpretation

1.1	Definitions

Unless the context of this Business Cooperation Agreement requires otherwise, the following terms and expressions shall have the following meanings:

“Adopted Accounting System” means the accounting and reporting systems described in Article 9.2 and adopted for the purpose of the Business;

“Agreement” means this business cooperation agreement between Party A and Party B including its amendments as from time to time (if any) which form an integral part(s) of this Agreement;

“Business” means the business of managing and operating INFO.VN as mutually agreed by both Parties;

“Business Cooperation Agreement” means the agreement by and between the Parties which governs the business cooperation, construction, development and operation of INFO.VN;

“Business Plan” means the business projections and plans mutually agreed by both Parties as may be amended in accordance with situation of the Party(s) and Vietnamese market conditions from time to time;

“Chief Accountant” means the chief accountant of the Business appointed by Party A with the powers and duties as specified in Article 9.1 of this Agreement and as may be specified under the relevant regulations;

“Dispute” means any question, dispute, controversy, difference or claim arising out of or relating to this Agreement or the breach, termination or validity thereof;

“Default” means the occurrence of an event mentioned under Article 20 entitling a Party to terminate this Agreement;

“Financial Projection” means the financial projections in the Business Plan as may be amended from time to time as agreed by the Parties;

“Fiscal Year” means the financial year of the Business as described in Article 11;

“Force Majeure Event” means any event or cause beyond the control of a Party which renders performance of that Party's obligations under the Agreement impossible temporarily or permanently including, as may be applicable to a Party's performance under this Agreement, national emergency, war, hostilities, riot, civil commotion, monetary crisis in any financial market or banking system, malicious damage, earthquake, flood, fire, plague, epidemic, material industrial disputes and restrictions on investment or the transfer of funds; provided that, in the case of the Vietnamese Party, no act or omission of any State Agency shall operate as a Force Majeure Event in respect of the obligations of the Vietnamese Party;

“INFO.VN” means the web portal WWW.INFO.VN to be developed jointly by the Parties  as more particularly described in Article 3 (Details of the Project)

“Joint Account” means any bank account of the Business opened and operated under the joint signatures of the Parties in accordance with Article 10 of this Agreement;

“Joint Expenditure” means a joint expenditure listed in Article 12.3 to be deducted from the Revenue of the Business prior to the allocation of Revenue between the Parties;

“Laws of Vietnam” means the Law, decrees, decisions, circulars and other relevant regulations (including all its amendments from time to time) applicable to, inter alia business co-operations with foreign organizations in Vietnam;

“Licenses” means the any applicable Licensess and/or its amendment (s) as issued by competent authorities to the Parties with respect of the Business;

“Management Committee” means the body who is responsible to manage the day-to-day operation of the Business Cooperation Agreement as described in Article 8.

“MPI” means the Ministry of Planning and Investment of the Socialist Republic of Vietnam.

“Net Revenue” means Revenue less Joint Expenditure and payable taxes;

“Party” means Party A or Party B individually and "Parties" means Party A and Party B collectively;

“Project” means the development and operation of INFO.VN through the use of registry monetization and the execution of the Business by the Agreement, as more particularly described in Article 3 (Details of the Project);

"Repatriated Profit" means the profit due to non-Vietnamese investors which may be transferred to foreign countries. Repatriated Profit distributed or legally obtained from the direct investment activities in Vietnam under the Investment Law, after full compliance of financial obligations to the State of Vietnam under existing regulations or such amendments as may be made from time to time.

“Revenues” means the revenues as described in Article 12;

“State Agency” and “State Agencies” means any Government Office, People's Committee, Ministry, utility authority or body, and any other committee, council, agency, or body of the Government whose consent, approval, commitment, involvement or consultation is required for anything or matter referred to in or contemplated by the Business of this Agreement;

“Term” means the term of this Agreement as described in Article 19;

“Termination Event” means the occurrence of an event as described in Articles 20, 21 of this Agreement which entitles or results in a Party becoming entitled to terminate this Agreement or which leads to automatic termination;

“USD” or “US$” or “Dollar” means the lawful currency of the United States of America;

“Vietnam” means the Socialist Republic of Vietnam;

“Vietnamese Dong” or “Dong” or “VND” means the lawful currency of Vietnam;

1.2	Interpretation:

(a)	Any expression which is not specifically defined in this Agreement but is defined by reference to the Articles shall be construed accordingly;

(b)
Any reference to a statutory provision shall include such provision as from time to time modified or re-enacted in so far as such modification or re-enactment applies or is capable of applying to any transaction entered into hereunder;

(c)	Any reference to any document including this Agreement shall include such document (or this Agreement as the case may be) as from time to time modified, supplemented or amended;

(d)
Unless otherwise specified or if the context does not permit, references to clauses and schedules, are to the clauses of and schedules to, this Agreement; and paragraphs are to the paragraphs of the Schedules of this Agreement;

(e)	The headings are for convenience only and shall not affect the interpretation hereof.

(f)	Unless the context otherwise requires, references to the singular number shall include references to the plural number and vice versa and references to natural persons shall include bodies corporate;

(g)	Every defined term shall whenever used in any of its other grammatical versions, be construed accordingly; and

(f)	References to party and parties shall be construed as references to a party or the parties to this Agreement.

Article 2:	Purposes and Scope of Cooperation

2.1
The two Parties agree to co-operate in establishing and operating INFO.VN with the goal of providing a variety of online services, including but not limited to, news, entertainment, an online an online business directory, social media and online advertising.

2.2
Form of co-operation: The parties agree to implement the Project in the form of a Business Cooperation Agreement between them on the terms and subject to the conditions set out in this Agreement. The accounting and the overall management of business activities shall be executed by Party B. In the future, at the reasonable time, both parties shall carry out necessary procedures as required by laws of Vietnam in order to convert the Agreement into a joint stock company. The details of conversion of the Agreement into a joint stock company shall be discussed between parties.

2.3	The Business shall be conducted so as to achieve positive economic results for the benefit of the Business and enable each Party to obtained satisfactory financial return there from.

Article 3:	Details of the Project

Name of the Project	:	Establishment of www.info.vn
Initial Total Investment Capital of the Project	:	US $ 1,000,000 (One Million US Dollars)
Operation term of the Project	:	50 (fifty) years from the date of this Agreement
Progress of the Project	:	- Expected launch of commercial services on INFO.VN: 3-4 months - Expected launch of social network: 7-9 months
Main services of the Project	:	-News and Entertainment; -Online Business Directory; -Social Media; and -Online Advertising

Article 4:	Contribution of the Parties

The Parties agree (without prejudice to their other obligations under this Agreement) that their contribution to the Business Cooperation Agreement shall be as followings:

4.1	Ratio of Contribution:

Party A shall contribute an estimated amount  of up to US $750,000 (Seven Hundred Fifty Thousand US Dollars) by equipment, machines, facility construction expenses, software development and programming, means of operating INFO.VN, expertise, know-how and working capital to the Business Cooperation Agreement equivalent to 75% of total Investment Capital.

Party B shall contribute the equivalent of up to US$ 250,000 (Two Hundred Fifty Thousand US Dollars) by providing staff, businesses Licenses and other in-country support, equivalent to 25% of total Investment Capital.

However, both Parties agree that to the extent that additional contribution is required to complete INFO.VN (the “Additional Contribution”) in excess of the US$ 1,000,000 Initial Total Investment Capital, both Parties shall have the right to contribute such working capital, equipment, or other reasonable consideration to maintain their pro rata holding of the total Investment Capital.  In the event that a party does not invest Additional Contribution, their pro rata holding shall be adjusted in accordance with percentage of contribution to the aggregate Investment Capital which includes (i) the Investment Capital of US$ 1,000,000 (One Million US Dollars); plus (ii) any Additional Contribution.

4.2	Schedule of Contribution:

4.2.1	Party A:

-  Party A shall be accountable to finance for the procurement of the following items which shall be included in 75% of total Investment Capital:

(i)	INFO.VN Software Design and Development Fees including but not limited to fees for creation of User Interface, Database development, and any related applications;

(ii)	INFO.VN Hardware and Equipment Costs including but not limited to servers, data center equipment, network equipment and hosting facility costs;

(iii)	Expenses of operating INFO.VN (management expenses, salary, employment expenses…);

(iv)	All fees and expenses relating to training and transfer technology [if any];

(v)	Vehicles used for network operation and management [if any];

(vi)	Working capital;

(vii)	Office equipments, etc.

4.2.2	Party B

-  Party B shall contribute its Licenses related to the operation of an internet news portal as well as provide all staff related to the operation of the Project.  Such contribution shall be equivalent to 25% of total Investment Capital.

4.3	Any cash contributed by the Parties shall be deposited in a Joint Account in Vietnam;

4.4
Any contribution of each Party which is not in form of cash shall be checked and evaluated based on mutual agreement between parties. In case, parties do not reach an agreement on valuation of contribution then the parties shall appoint a company or a professional assessment organization duly registered and operating in Vietnam or a foreign country to check and evaluate such contribution.

4.5	Ownership of Contributions:

4.5.1	The Parties agree that all assets described as parts of the party’s contribution to the Project of this Agreement shall still be owned by the Party who contributes those assets during the Term;

4.5.2
The assets to be purchased by the Joint Account of the Project (if required only) shall be jointly owned by the two Parties as Joint Assets in compliance with Vietnamese laws. The Joint Assets shall be used solely for this Project.

4.5.3
The parties agree that upon termination of the Business Cooperation Agreement, all assets described as parts of a Party’s contribution to the Project shall be return to such party. Joint Assets (if any) shall be distributed to parties in accordance with proportion of contribution of each party to the total Investment Capital.

Article 5:	Rights and Obligations of the Parties

5.1	The Party A shall have the following rights and obligations:

5.1.1	To be responsible to design INFO.VN;

5.1.2	To be accountable to finance the procurement of the equipments/facilities in order to set up and operate INFO.VN pursuant to the requirements of Article 4.1.

5.1.3	To be responsible for managing and running the process of setting up, building and completing INFO.VN and promptly report the progress to Party B.

5.1.4	To be responsible for preparing a Business Plan approved by the Parties;

5.1.5	To appoint personnel to participate in management of INFO.VN;

5.1.6	To co-operate with Party B in order to carry out and obtain all necessary procedure/approval required for purpose of setting up and operating INFO.VN.

5.1.7	To assist Party B in procedure of importing equipments to Custom offices and other procedures related to the establishment, management and operation of INFO.VN and contemplated services.

5.2	The Party B shall have the following rights and obligations:

5.2.1
To obtain the necessary Licenses to operate the Project: Party B shall be responsible for completion of the project profile and other procedures in order to apply for any applicable Licenses or certificates (costs for this application procedure shall be calculated as Joint Expenditure);

5.2.2	To carry out and obtain, with assistance of Party A, all necessary procedure/approval required for purpose of setting up and operating INFO.VN;

5.2.3	To participate in making strategy and plan for development of INFO.VN;

5.2.4	To appoint personnel to participate in management of INFO.VN;

5.2.5	To manage, run and operate INFO.VN in accordance with approved Business Plan;

5.2.6	To support the execution of Business Plan including but not limited to advertising and promotions for INFO.VN;

5.2.7	To co-ordinate with Party A in setting up and operating INFO.VN;

5.2.8	To be responsible for procedure of importing equipments to Custom offices and other procedures related to the establishment, management and operation of INFO.VN and contemplated services.

Article 6:	Conditions Precedent

Notwithstanding any other provisions of this Agreement, the performance of each Party’s respective obligations under Article 3, 4 and 5 are conditional upon the fulfillment of the following pre-conditions to the satisfaction of both Parties.

6.1	Party B has provided Party A with a copy of documents required to operate an online newspaper and provide online advertising services;

6.2	The parties having performed all of the covenants and obligations required to be performed or caused to be performed by it under this Agreement; and

6.4	Completion of a beta test of the INFO.VN web site.

Article 7:	Converting Project from Business Cooperation Agreement into Joint Stock Company

7.1
In accordance with Article 2.2 of this Agreement, both Parties shall take the proper procedures to convert the Business Cooperation Agreement into a Joint Stock Company and be willing to cooperate with other partners who desire to contribute capital into Joint Stock Company for the purpose of enlarging and/or enhancing the Project’s scale in the future.

7.2	Terms and conditions related to charter capital and management of the Joint Stock Company shall be changed with agreement between parties in conformity with the Laws of Vietnam.

7.3
Both Parties shall be founding shareholders of the Joint Stock Company and each Party shall own shares of the Joint Stock Company in accordance with proportion of contribution of each party to the charter capital of the Joint Stock Company, provided however, the share of Party A shall be equal or more than 51% of the Capital Contribution of the Joint Stock Company.

PART III

OPERATIONAL MATTERS

Article 8:	Structure of Management

8.1
The Parties agree that after obtaining any necessary Licenses from competent State agencies, the Parties shall set up a Management Committee to decide general matters relating to this Business Co-operation Agreement.

8.2
Direct management of business activities (day-to-day) relating to this Agreement upon decisions of Management Committee shall be responsibility of Party A. Party A shall have authorization and obligation to organize the management organization including Director, Deputy Director, Chief Accountant and other members of the Agreement. The competent and responsibility of the Director, Deputy Director and Chief Accountant shall be regulated by Party A in compliance with the decision of Management Committee.

8.3	Organization and operation structure of Management Committee:

8.3.1	Organization Structure:

-	Management Committee shall include:	03 (three) members, in which:
+	Party A shall appoint:	02 (two) members
+	Party B shall appoint:	01 (one) member

-	The operation term of Management Committee shall be 50 (fifty) years
+	The term of Management Committee’s member shall be 01 (one) year
+	Member of Management Committee can be re-appointed for unrestricted number of terms.

-
The Chairperson of Management Committee shall be elected by the members of Management Committee/ the Parties shall agree on appointment of the Chairperson of Management Committee. The Chairperson of Management Committee shall be permanent representative of Management Committee and shall have power and obligation to conclude contracts relating to activities of this Business Cooperation Agreement on behalf of the Management Committee.

-
The member of Management Committee shall be discharged or removed by a decision in writing of the person who is entitled to appoint such member. This decision must be sent to the Chairperson of Management Committee within 05 (five) days from the date of issuing such decision.

8.3.2	Operation Structure: All decisions of Management Committee shall be approved by a majority of Management Committee members.

8.4	Powers and obligations of the Management Committee:

Management Committee shall be responsible for deciding strategic matter in respect to all activities of INFO.VN including but not limited to the followings:

8.4.1	To decide business policy, strategy and approve long-term and annual development plans of the Business Cooperation Agreement;

8.4.2	To decide the plan of annual Revenues and Joint Expenditure of Business Co-operation Agreement.

8.4.3	To approve accounting reports, financial statement of the Business Cooperation Agreement and decide the use and distribution of profit in accordance with the laws of Vietnam;

8.4.4	To appoint an auditing company for the Business Cooperation Agreement;

8.4.5	To decide the conclusion of all contracts between the Business Cooperation Agreement with any partner;

8.4.6	To supervise, control and replace (as and when needed) the employees of the Business Cooperation Agreement;

8.4.7	Other rights and obligations as provided in the regulations of Vietnamese laws.

8.5	Organization and operating structure of Management Team:

-	The Management Team shall include:
+	General Director;
+	Deputy General Director;
+	Chief Accountant; and
+	other executive titles as approved by the Management Committee.

8.6	Powers and obligations of the Management Team

8.6.1
The Director General shall be the chief executive officer of the Business.  The Director General shall have general supervision of the affairs of the Business, and shall perform all other duties as are incident to the office or which are properly required of the Director General by the Management Committee.

The Director General shall be empowered to approve all actions, execute all documents and take such other action as necessary to operate and manage the Business and which is deemed within the ordinary course of business.

8.6.2
The Deputy Director General shall exercise all the functions of the Director General in the absence or disability of the Director General.  Each Deputy Director General shall have such powers and discharge such duties as may be assigned to such officer from time to time by the Management Committee.

8.6.3
The Chief Accountant shall have the care and custody of all moneys of the Business and shall keep regular books of account.  The Chief Accountant shall disburse the funds of the Business in payment of the just demands against the Business or as may be ordered by the Management Committee in accordance with the requirements of Article 9.

Article 9:	Accounting System

9.1
Accounting System of the Business Cooperation Agreement including Chief Accountant and accountants (if any) shall be appointed by Party B in compliance with the regulations of Vietnamese laws. The powers and responsibilities of the Chief Accountant and accountants (if any) shall be determined by the Director in accordance with the Laws on accounting of Vietnam and other relevant legal documents.

9.2
The accounting and reporting system to be adopted and maintained by the Business Cooperation Agreement and in relation to its financial affairs shall be established and decided by Party B in conformity with the Vietnamese accounting principles, standards and practices;

9.3
All books of account shall, subject to Ministry of Finance approval, be entered and kept in the English and Vietnamese languages and in Vietnamese Dong and/or United States Dollars. All conversions required for such purpose shall be made in accordance with the basic exchange rate issued by the State Bank of Vietnam at the time of transaction;

9.4
All activities relating to Business Cooperation Agreement must be accounted separately from any other activities of the Parties and kept separately in the accounting system and accounting record of Party B;

Article 10:	Bank Accounts

10.1
The parties shall open a Joint Account for the purpose of Investment Contribution for the Project (if any) which may be of any nature whether denominated in Vietnamese or foreign currency and whether current, deposit or otherwise. Such Joint Account may be at a branch of a foreign bank in Vietnam or a joint venture bank between a foreign bank and a Vietnamese bank or a Vietnamese bank as the Parties may agree from time to time;

10.2	The Joint Account shall be opened in accordance with the decisions of the BusinessCooperation Agreement;

USD Account Number:
Opened at:
Address:
Swift Code:
Account Name:

VND Account Number:
Opened at:
Address:
Swift Code:
Account Name:

Party B shall oversee and managed all bank accounts subject to approval of the Management Committee.

10.3
Party B shall be responsible for receipt of all revenue and payment of all expenses associated with the operation of INFO.VN, subject to the requirements of Article 12.2 and 12.3  and shall keep financial records in accordance with Article 9 and 14;

Article 11:	Fiscal Year

The Parties shall adopt as the Fiscal Year of the Business the period beginning on 1 January and ending on 31 December in each year provided, however, that the first Fiscal Year of the Business shall commence on the date of the Business Cooperation Agreement and end on the next 31 December and the last Fiscal Year of the Business shall end on the date of termination of this Agreement.

Article 12:	Revenues and Joint Expenditures

12.1
Subject to as provided in this Article, the Parties shall jointly conduct the business operations and all Revenues generated by the Business shall be booked in accordance with the Adopted Accounting System.

12.2	Revenues shall mean any and all revenue generated by the Business, including but not limited to revenues received from:

-	Revenues generated by the activity of providing product and service

-	Revenues generated by finance activity

-	Revenues generated by asset liquidation

-	Other revenues (if any)

12.3	Joint Expenditures of the Business shall include:

(a)	operational expenditures of the Business, including but not limited to, utilities, rent or sales commissions

(b)	insurance costs related to the Business

(c)	repair and maintenance of equipment, buildings and other assets of the Business except for supplier’s warranties;

(d)	Salaries, benefits and other compensation due to the Employees, excluding members of the Management Committee, according to the joint salary scale;

(e)	interest on any debt incurred by the Parties in connection with the Business;

(f)	fees, costs and expenses arising out of bad debt;

(g)	import and export taxes, value add tax to be paid for the Business, customs duties of the Business;

(h)	communication expenses of the Business;

(i)	costs of office appliances or office supplies;

(j)	Legal fees, documentation and consulting fee for obtaining the Licenses and other professional fees including external consulting and advisory services.

(k)	Other miscellaneous Business expenses agreed to be necessary by the Management Committee.

12.4
Unless otherwise agreed by the Parties, expenditures or costs arising out of or in relation to the Business not otherwise listed in Article 12.3 above shall be borne by the Party incurring such expenditure or cost.

Article 13:	Profits, Distribution of Profits and Settlement of Loss

13.1	Profits and Distribution of Profits:

Subject to Article 4.1, after payment of all expenses and fulfilling all financial obligations towards the Government of Vietnam, the Parties shall share Net Revenues arising out of the Business Cooperation Agreement in proportion to their respective capital contributions as follows:

Parties to the Business Cooperation	Distribution ratio

Party A	[75	%]

Party B	[25	%]

13.2	Repatriated Profits

(a)
Party A may at their election transfer annually profits derived from the direct investment activities in Vietnam to its country of origin at the end of the fiscal year provided that Party B has complied with all financial obligations to the State Vietnam under the provisions of law, has filed all the audited financial statements and settled all declarations of corporate income tax for the fiscal year directly to the tax administration agency.

(b)
Party A may at their election transfer profits abroad upon termination of direct investment activities in Vietnam provided that Party B has complied with all financial obligations to the State of Vietnam under the provisions of law, has filed all the audited financial statements and settlement all declarations of corporate income tax for the fiscal year directly to the tax administration agency and fully met obligations under the provisions of the Tax Administration Law.

(c)
Party A authorizes Party B to provide notice of the transfer of profits abroad in the form submitted to its directly managed tax offices, before making the transfer of profits abroad for at least 07 working days.

(d)
Repatriated Profits due to Party A at the end of the fiscal year from the direct investment activities shall be based on (i) profit reported on audited financial statements and/or the declaration of income tax filed by Party B; (ii) plus any unpaid profits from prior periods; (iii) minus any amounts Party A has committed to use for reinvestment in Vietnam; (iv) minus any accrued business expenses related to Party A’s involvement in the Project

(e)
Repatriated Profits due to Party A upon termination of investment activities in Vietnam shall be based on total profits earned in the process of direct investment in Vietnam; (ii) minus profits used for reinvestment, the profits were transferred abroad in the course of activities of Party A in Vietnam and the amounts used for other expenditures of Party A in Vietnam.

(f)
Party A may not transfer abroad the profits that are distributed or obtained from direct investment activities in Vietnam wherein the financial statements show a profit for the year but reflects accumulated losses after giving effect to the loss transfer provisions of the Law on Corporate Income Tax.

(g)	Accounts received profits transferred abroad by Party A as follows:
USD currency account number:
Bank:
Address:
Swift Code:
Name of Beneficiary: DOT VN INC.,

Party A may at any time change in its sole and absolute discretion.

13.3	Loss Settlement:

Subject to Article 4.1, if the annual result of the Business, after being audited, shows that the Business has made a loss, each Party must incur a part of loss in proportion with its contribution to the Business Cooperation Agreement (Party A 75%; Party B 25%).

Article 14:	Financial Statements and Audited Accounts

14.1
Financial statements and accounting records prepared by the Chief Accountant shall be in conformity with the Adopted Accounting System, and shall reflect and record the true and fair position of the Business;

14.2
The Chief Account shall provide monthly, quarterly, semi-annual and annual financial statements and accounting records to the Management Committee for approval. The Management Committee shall approve the quarterly, semi-annual and annual records. Upon approval by the Management Committee copies of the quarterly, semi-annual and annual financial statements and accounting records shall be provided to the Parties;

14.3	The Chief Accountant shall prepare working capital management plans for review and approval by the Management Committee;

14.4	As may be required by Vietnamese laws, periodical financial statements and accounting records for the Business shall be submitted to the competent State agencies;

14.5
The Chief Accountant will at the end of each Fiscal Year prepare year end financial statements and accounting records for that year, together with notes explaining the accounts in reasonable detail, which shall together with the books of account of the Business be audited by an independent auditor;

14.6
The quarterly financial statements and accounting records prepared by the Chief Accountant shall be reviewed by an independent auditor in accordance with the accounting procedures determined by the Management Committee;

14.7	The audited accounts prepared for each Fiscal Year shall be submitted to the competent State agencies in accordance with relevant Vietnamese regulation;

14.8	The fees of and expenses incurred by the independent auditor shall constitute a Joint Expenditure.

Article 15:	Taxes

All taxes or other assessments applied to any distribution of Net Revenues or other payments made in accordance with this Agreement or remittance thereof shall be the sole responsibility of the Party which has received such distribution or payment or made such remittance.

Article 16:	Labour Policies

16.1	Party B shall employ all staff and labour (“Employees”) necessary to conduct the Business;

16.2	The number, qualifications, salary, compensation and expenses of the Employees necessary to operate the Business efficiently and effectively shall be determined by the Management Committee;

16.3	The Parties will comply in all respects with the Laws of Vietnam relating to labour matters affecting Employees;

16.4	The Business shall reimburse Party B for its actual cost to provide Employees to include, but not limited to, taxes and insurance

Article 17:	Force Majeure

17.1
To the extent that a Force Majeure Event shall prevent directly or indirectly performance by a Party of any of its obligations under this Agreement such obligation shall be suspended and that Party shall to that extent not be responsible for any resulting delay, damages or losses in relation to such performance. This shall be subject to the Party affected taking all reasonable measures to overcome or circumvent the Force Majeure Event, informing the other Party immediately the Force Majeure Event comes to its notice and within fifteen (15) days giving notice to the other Party (supported where appropriate by confirmation of the relevant authorities at the place of occurrence) with brief particulars of the Force Majeure Event and the measures being taken to remedy the same;

17.2	The Parties agree that both Parties shall take appropriate measures to avert or ameliorate the consequence of a Force Majeure Event;

17.3
If a Force Majeure Event has prevented and continues to prevent implementation of INFO.VN project or the carrying on of the Business or the greater part of the Business for a continuous period of more than 90 (ninety) days, then that shall be a ground for termination of this Agreement pursuant to Article 21 below.

Article 18:	Dispute resolution

18.1	The Parties shall use their best efforts to settle amicably through negotiations any Dispute;

18.2
If notwithstanding such best efforts any Party considers at any time that a Dispute exists, which it is not possible to settle amicably through negotiations, such Party may give a notice of such Dispute (“Notice of Dispute”) to the other Party and giving brief particulars of the Dispute. If such Dispute is not settled through further negotiations within thirty (30) days of the date of service of such Notice of Dispute, it shall be referred to the competent court of Vietnam;

18.3	The judgment of competent court shall be final and binding upon the Parties and the losing Party shall pay the costs of the arbitration unless otherwise determined by the panel.

18.4	During and without prejudice to the court process, this Agreement shall continue to be performed.

Article 19:	Duration – Effect

19.1	The initial Term of this Agreement, the Business Cooperation Agreement, shall be for a period of 50 (fifty) years from the effective date of this Agreement;

19.2
Not later than 06 (six) months before expiration of the Term the Parties will, unless otherwise agreed between them in writing, agree to extend the Term of this Agreement for another term of 50 (fifty) years.

Article 20:	Termination resulting from a Default by a Party

If a Party:

20.1	commits a breach of its obligations under this Agreement that has a material adverse effect on the Business, or the other Party; or

20.2	has an insolvency or bankruptcy order or an order analogous to an insolvency or bankruptcy order or having a substantially similar effect made against it; or

20.3	is determined by a competent court under Article 18 to have committed or suffered an event of default as above; or

20.4	fails to comply with a decision issued by the Management Committee within its competence as regulated in Article 8.4.;

and in the case of a breach capable of remedy, the Party which fails to remedy the such breach within ninety (90) days of notice in writing to do so by the non-breaching Party then such non-breaching Party shall (without prejudice to any other rights or remedies it may have against the defaulting Party) be entitled at any time to terminate this Agreement.

Article 21:	Termination not arising from a Default by a Party

21.1
If at least one of the following categories of continuing events has occurred and iscontinuing either Party may give notice to the other Party identifying the event sodetermined and notifying the other Party that it wishes to terminate this Agreement:

21.1.1
enactment, application or interpretation of any law in Vietnam the effect of which is to nationalise or expropriate or enforce disposal of all or any of the assets of the Business Cooperation Agreement or of a Party or impose a reduction of a Party' share of the investment capital actually invested or its Revenues share; or to prevent or render impracticable or significantly more onerous the performance by a Party of its obligations under this Agreement or to affect materially and adversely, directly or indirectly, any of the rights or economic benefits of a Party under this Agreement;

21.1.2
any changes in circumstance whether of a legal nature or in the viability or suitability of the terms and conditions of this Agreement, the Business Plan, Financial Projection which make the continuation of the Business and implementation of this Agreement economically or legally unfeasible;

21.1.3	an event occurs which under the Laws of Vietnam entitles a Party to terminate this Agreement;

21.1.4	a Force Majeure Event has prevented and continues to prevent implementation of the Business or the greater part of the Business for a continuous period of more than 90 (ninety) days;

then the Parties shall within a period of 15 (fifteen) days after such notice is given commence negotiations and endeavor to resolve the problems arising out of the causative event. If matters are not resolved to the satisfaction of both Parties within 30 (thirty) days after notice is given or, if the non-notifying Party declines to commence negotiations, within the said period of 30 (thirty) days, then the notifying Party may terminate this Agreement and seek dispute resolution in accordance with Article 18.

21.2	This Agreement shall terminate automatically on the occurrence of any of the following events:

21.2.1	the Parties agree in writing to terminate this Agreement; or

21.2.2	a judgment is made in accordance with Article 18 of this Agreement which directs that this Agreement be terminated in circumstances otherwise than after an Event of Default.

Article 22:	Termination Procedure

22.1	In case of early termination pursuant to Article 20 or 21, the Management Committee shall immediately proceed with the termination procedure

22.1.1
In the case of termination by default of Party A, all further obligations of Party B under this Agreement shall thereupon terminate, except that Item 4.5.3, 18, and 23 shall survive and Party B’s right to pursue all legal remedies shall survive the termination of this Agreement unimpaired. Further, upon default by Party A, all assets owned by Party A must be removed within 6 months; provided, however that Party B may, at its election, decide to purchase all assets owned by Party A at the aggregate fair market value of such assets agreed to by both parties, as of the date of default, upon written notice to Party A and receipt by Party A of payment equal to the aggregate fair market value of such assets. Further, Party B shall be entitled to liquidate damages determined by the following formula:

(Total Net Profit for the last 12 months)	x (25%) x	(the number of months remaining in the Term)
12

Such amount to be paid to Party B within 12 months of an event of default; and

22.1.2
In the case of termination by default of the Party B: all further obligations of Party A under this Agreement shall thereupon terminate, except that Item 4.5.3, 18 and 23 shall survive and Party A’s right to pursue all legal remedies shall survive the termination of this Agreement unimpaired. Further, upon default by Party B, all assets owned by Party A may be removed within 6 months; provided, however that Party A may, at its election, require Party B to purchase all assets owned by Party A at the aggregate fair market value of such assets agreed to by both parties, as of the date of default, upon written notice to Party B and receipt by Party A of payment equal to the aggregate fair market value of such assets. Further, Party A shall be entitled to liquidate damages determined by the following formula:

Total Net Profit for the last 12 months)	x (75%) x	(the number of months remaining in the Term)
12

Such amount to be paid to Party A within 12 months of an event of default.

22.1.3
In the case of termination not arising from a default of a Party: The parties shall agree the distribution of Project value at the termination moment to each Party in proportion to its capital contribution by the liquidation in favor of a Party or a third Party or under other agreement (if any).

22.1.4
During the term of the Business Cooperation Agreement or at anytime prior to the effective termination of the Agreement pursuant to Articles 18, 20 or 21 in the event of a proceeding, claim or lawsuit not arising from a breach by either Party which results in damages to be paid by the Parties under the decision of a court of competent jurisdiction, then the Parties shall be responsible for such damages in proportion to capital contribution of each Party.

Article 23:	Confidentiality

Each Party pledges to make its employees, Management Committee and leaders keep in confidence any information and not disclose to any third party the details of the negotiations between the Parties, the content of this Agreement, or any other documents in relation to the above-mentioned matters and any other relevant information (confidential information), without obtaining the prior written consent of the other Party, except to the extent that:

23.1	Such disclosure of such information is legally required or requested by any Government regulatory agency of each Party; or

23.2
The disclosure of information is made to professional advisers of such Party or to the personnel or affiliates of that Party provided that such disclosure is made by way of signing a confidentiality agreement, and those to whom such disclosure is undertaken to abide by the confidential provisions as set out in this Agreement; or

23.3	The confidential information disclosed by the disclosing Party belongs to the public domain.

23.4	Public announcement: Each Party agrees that it will not make public announcement any of the discussions in relation to this Agreement, Business Plan or any related information under any form whether a press release or otherwise without prior discussion and prior consent in writing of the other Party;

23.5
Confidentiality effect: Despite the fact that this Agreement could be terminated in any case, the parties agree that the provisions of confidentiality still remain in effect and have binding value on the Parties for 03 (three) years from the termination of this Agreement.

Article 24:	Governing Laws

24.1	This Agreement is made and construed in accordance with the Law of the Socialist Republic of Vietnam;

24.2
Any matters for which this Agreement makes no provision shall be dealt with in accordance with the Law on Investment and any relevant stipulations of the Licenses and provisions of the Law of the Socialist Republic of Vietnam shall apply to the interpretation thereof.

Article 25:	Insurance

Insurance policies of the Business Cooperation Agreement on various kinds of risks shall be purchased from a Vietnamese insurance company and/or a foreign insurance company permitted to operate in Vietnam. The types, the value and the term of insurance shall be based on decision of the Management Committee, in accordance with the practice of similar businesses in other countries and the practice in Vietnam, and shall be in compliance with the Laws of Vietnam.

Article 26:	Liquidation

26.1
Upon the expiration or early termination of the Agreement, the Business Cooperation Agreement shall appoint a Liquidation Committee and carry out the procedures for liquidation of the properties of the Business Cooperation Agreement in compliance with relevant laws. Within at least 30 (thirty) days prior to expiration of the Agreement or within 30 (thirty) days since the date of issuance of a decision on early termination of the Agreement, the Management Committee shall set up the Liquidation Committee and define concrete responsibilities of the Liquidation Committee. Members of the Liquidation Committee may be selected from the Business Cooperation Agreement’s staffs or experts from outside.

26.2
After the full repayment of debts, the residual assets of the Business Cooperation Agreement, including the residual funds in the depreciation account, reserve fund, and other funds of the Business Cooperation Agreement, shall be distributed to the Parties in proportion to their share in the capital contribution.

26.3	After the completion of the liquidation, the Management Committee shall present a report on the liquidation and settlement of accounts to the Authorities. The Business Cooperation	Agreement shall also go through procedures for the cancellation of registration at local competent authority and return the Licenses for cancellation.

Article 27:	Representations and Covenants

27.1	Each of the Parties makes the following representations and covenants to the other Party concerning itself and its participation in this Agreement:

27.1.1	It has the legal capacity and power to enter into this Agreement;

27.1.2	It has obtain all consents, permits and Licenses, approval and authorizations necessary to enter into this Agreement;

27.1.3	This Agreement constitutes lawful, valid and binding obligations enforceable against it in accordance with the terms and conditions of this Agreement;

27.1.4	It will develop, maintain and operate the Business Cooperation Agreement in accordance with the Laws of Vietnam and within the requirements of Vietnam national security;

27.1.5	It will act diligently, in good faith and honestly in performing its responsibilities and discharging its obligation hereunder;

27.1.6	It shall fulfill all of its financial obligations to the Government in accordance with the Law on Investment and other laws of Vietnam, as stipulated in this Agreement and the Licenses, and

27.1.7	Each Party shall not be liable to discharge the other Party’s obligation;

27.1.8	Each Party and its affiliates shall fully perform its obligation on contribution of investment capital to the Business as described in Article 4 subject to the terms and conditions in the Agreement.

27.2
If any above representation and covenants are false or inaccurate in any respect, it will constitute a breach by that Party of this Agreement to the extent that it has a material adverse effect on the Business Cooperation Agreement.

Article 28:	Notices

28.1
Notice to a Party and to a member of the Management Committee must be given in writing and must be delivered by hand or sent by  registered or guaranteed mail for domestic delivery or by internationally recognized express mail service company for internationally delivery or by facsimile transmission to its or his legal address.

28.2
The legal address for each Party is its legal address and address for receiving notices and fax number given in Part I of this Agreement or such other legal address and fax number of which the Party shall have given notice in accordance with this Article to the other Parties and which it shall have registered with MPI.

28.3
The legal address for a member of the Management Committee shall be his/her address for receiving notices and fax number of which notice shall have been given to all the Parties in accordance with this Article.

28.4
Any notice shall be deemed to have been given on the day of delivery by hand or acknowledged facsimile transmission or on the date of receipt if sent by registered or guaranteed mail or internationally recognized express mail service company unless in any such case that day is a non-working day including a Sunday or a public holiday in the country of the receiver in which case the notice shall be deemed to have been given on the next working day.

Article 29:	Languages and Copies

29.1
Languages: This Agreement is made in two languages of equal validity, English and Vietnamese. In the event that there is any misunderstanding between the English version and the Vietnamese version, the Parties agree to refer to the English version.

29.2	This Agreement shall be made in four originals of equal validity, in English and in Vietnamese.

Article 30:	General Matters

30.1
This Agreement constitutes the entire agreement and understanding of the Parties in relation to the subject matter thereof and supersedes all previous understandings between them whether written or oral which are hereby declared to be null and avoid.

30.2
No amendment or variation of/or supplement to this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties hereto and (where such approval is required) approved by relevant State agencies.

30.3	No provision of this Agreement will be considered waived unless the waiver is in writing and signed on behalf of the person waiving the provision and approval from the other party.

30.4	Save as expressly provided to the contrary, the rights and remedies provided under this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

30.5	Where no time is specified in this Agreement within which any obligation shall be performed, such obligation shall be performed without unreasonable delay.

30.6
If any further document is necessary, each Party undertakes that it will promptly and duly execute, sign, perfect and deliver (and if required register) every such further document as in the reasonable opinion of the other Party may be required for the purpose of more effectively carrying out the intent and purpose of this Agreement, the Business Plan and Financial Projection.

30.7
This is commercial Agreement between the Parties, in a legal action between the Parties (including in any arbitration, pursuant to Article 18 above) no Party will raise the defense that it cannot be sued by the other Party because it is government owned or because the Agreement is a government Agreement. Each Party waives any immunity or privilege to which it may be entitled.

30.8
Any obligation herein expressed or implied to obtain approval, Licenses or permit of relevant State agencies shall remain in force for so long only as such approval, Licenses or permit shall be required by the Law of Vietnam.

30.9	If any provision of this Agreement shall be held invalid or unenforceable, the same shall not in any way whatsoever affects the enforceability or validity of the remainder of this Agreement.

IN WITNESS WHEREOF, the legal representatives of Parties signed and sealed this Agreement on the date mentioned at the beginning:

FOR AND ON BEHALF OF	FOR AND ON BEHALF OF

DOT VN, INC.	VIETNAM TELECOMMUNICATIONS AND INTERNET, JSC

/s/ Lee Johnson	/s/ Ngoc Anh Ung
Name: Mr. Lee Johnson	Name: Ms. Ngoc Anh Ung
Position: President	Position: General Director